Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and effective as of the 17th of January, 2017 (the “Effective Date”).

BETWEEN:

Mr. John Babcook, having a residence at 4480 West 12th Avenue, Vancouver, BC, V6R 2R2, Canada.

(the “Employee”)

AND:

ZYMEWORKS INC., a corporation registered in the Province of British Columbia and having its principal place of business at 540-1385 West 8th Avenue, Vancouver, BC, V6H 3V9, Canada

(the “Company”)

WHEREAS

A.    The Company is a protein engineering company engaged in the business of researching, developing and commercializing proteins for pharmaceutical applications;

B.    The Employee has worked for the Company since March 18, 2016 (the “Start Date”).

C.    In consideration of the Employee’s continued commitment to the Company and the Company increasing the compensation payable to the Employee on termination of employment as stated in Article 4 herein, the Company and the Employee have agreed to amend and restate the terms and conditions of employment as provided herein and have this Agreement supersede and replace all previous employment agreements and related amendments as of the Effective Date.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree as follows:

ARTICLE 1 – GENERAL

1.1    Definitions. Unless otherwise defined, all capitalized terms used in this Agreement will have the meanings given below:

(a)	“Business” means the business of researching, developing and commercializing therapeutic proteins, antibodies, and any other research, development and manufacturing work considered, planned or undertaken by the Company during the Employee’s employment;

Zymeworks - Private & Confidential	Page 1 - 18

(b)	“Confidential Information” means trade secrets and other information, in whatever form or media, in the possession or control of the Company, which is owned by the Company or by one of its clients or suppliers or a third party with whom the Company has a business relationship (collectively, the “Associates”), and which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company, or its nature is such that it would generally be considered confidential in the industry in which the Company or its Associates operate, or which the Company is obligated to treat as confidential or proprietary. Confidential Information includes, without limitation, the following:

(i)	the products and confidential or proprietary facts, data, techniques, materials and other information related to the business of the Company, including all related development or experimental work or research, related documentation owned or marketed by the Company and related formulas, algorithms, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs (including source code listings), methods, processes, inventions, sources, drawings, computer models, prototypes and patterns;

(ii)	information regarding the Company’s business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company;

(iii)	the names of the Company’s Associates and the nature of the Company’s relationships with such Associates; and

(iv)	technical and business information of, or regarding, the Company’s Associates.

(c)	“Developments” means all inventions, ideas, concepts, designs, improvements, discoveries, modifications, computer software, and other results which are conceived of, developed by, written, or reduced to practice by the Employee, alone or jointly with others (including, where applicable, all modifications, derivatives, progeny, models, specifications, source code, design documents, creations, scripts, artwork, text, graphics, photos and pictures);

Zymeworks - Private & Confidential	Page 2 - 18

(d)	“Excluded Developments” means any Development that the Employee establishes:

(i)	was developed prior to the Employee performing such services for the Company and precedes the Employee’s initial engagement with the Company;

(ii)	was developed entirely on the Employee’s own time;

(iii)	was developed without the use of any equipment, supplies, facilities, services or Confidential Information of the Company;

(iv)	does not relate directly to the Business or affairs of the Company during the term of the Employee’s employment with the Company or to the actual or demonstrably anticipated research or development of the Company during this period; and

(v)	does not result from any work performed by the Employee for the Company.

1.2    Sections and Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

ARTICLE 2 – EMPLOYMENT

2.1    Services.

2.2    On the Effective Date, the Employee will continue employment with the Company in the position of Senior Vice President, Discovery Research on the terms and conditions set out in this Agreement. For the purpose of calculating any entitlements pursuant to this Agreement based on length of service, the Company will use the Employee’s Start Date with Zymeworks Inc. (March 18, 2016) for all such calculations.

2.3    Qualifications.

(a)	The Employee acknowledges that the falsification or misrepresentation of qualifications, including but not limited to education, skills, prior experience, depth and/or breadth of knowledge, references or similar matters, used to secure the position of Senior Vice President, Discovery Research, represents a breach of this Agreement.

Zymeworks - Private & Confidential	Page 3 - 18

(b)	The Employee acknowledges that knowingly withholding factors, which would reasonably be considered to impair the Employee’s ability to perform the duties required of a Senior Vice President, Discovery Research, represents a breach of this Agreement.

(c)	Employment Duties. Subject to the direction and control of the senior management of the Company (“Management”), the Employee will perform the duties required of a Senior Vice President, Discovery Research, and any other duties that may be reasonably assigned to him/her by Management from time to time

2.4    Throughout the term of this Agreement, the Employee will:

(a)	diligently, honestly and faithfully serve the Company and will use all reasonable efforts to promote and advance the interests and goodwill of the Company;

(b)	conduct him/herself at all times in a manner which is not prejudicial to the Company’s interests and in adherence to the Code of Conduct in the Zymeworks Employee Handbook;

(c)	devote him/herself in a full-time capacity to the business and affairs of the Company and not be employed by another company or provide consulting or other services to other companies or commercial entities while employed by the Company, without the expressed written permission of the Company;

(d)	adhere to all applicable policies of the Company as in effect and as amended from time to time;

(e)	exercise the degree, diligence and skill that a reasonably prudent Senior Vice President, Discovery Research, would exercise in comparable circumstances;

(f)	refrain from engaging in any activity which will in any manner, directly or indirectly, compete with the trade or business of the Company or put the Employee in an actual or potential conflict of interest as outlined under the Conflict of Interest guidelines in the Zymeworks Employee Handbook; and

(g)	not acquire, directly or indirectly, any interest that constitutes 5% or more of the voting rights attached to the outstanding shares of any corporation or 5% or more of the equity or assets in any firm, partnership or association, the business and operations of which in any manner, directly or indirectly, compete with the trade or business of the Company.

Zymeworks - Private & Confidential	Page 4 - 18

2.5    For the purposes of Article 2 herein, “Employee” includes any entity or company owned or controlled by the Employee.

ARTICLE 3 – COMPENSATION

3.1    Base Salary. As compensation for all services rendered under this Agreement, the Company will pay to the Employee and the Employee will accept from the Company a base salary of $260,000 (CAD) per annum. The base salary will be paid semi-monthly, in arrears, in equal instalments, less statutory and other authorized deductions.

3.2    Stock Options. The Employee shall be eligible to receive annual grants of options to acquire shares of common stock of the Company (the “Shares”), the timing and amount of such grants to be determined by the Board of Directors of Zymeworks Inc. (the “Board”) in its sole discretion, provided that the Employee is employed by the Company on the grant date (the “Options”). The options shall have an exercise price equivalent to the closing trading price of the Company’s common shares on the day of granting. The Options will vest and become exercisable in accordance with the terms of the Company Employee Stock Option Agreement, a copy of which is attached hereto as Appendix “C”.

3.3    Incentive Plans. The Employee shall be entitled to participate in any incentive programs for the Company’s Employees, including, without limiting the generality of the foregoing, share option plans, share purchase plans, profit-sharing or bonus plans (collectively, the “Incentive Plans”). Such Participation shall be on the terms and conditions of such Incentive Plans as at the date hereof or as may from time to time be amended or implemented by the Company in its sole discretion

3.4    Performance and Salary Review. Management will continue to review the Employee’s performance, base salary, and equity participation level under the terms of any Incentive Plans annually. The timing of performance and salary reviews as at the date hereof, or as may from time to time be amended by the Company in its sole discretion.

3.5    Expenses. The Company will reimburse the Employee for all ordinary and necessary expenses incurred by the Employee in the performance of the Employee’s duties under this Agreement. Reimbursement of such expenses will be made in accordance with the Company’s policies.

3.6    Professional Fees. The Company will reimburse the Employee for annual registration and/or licensing fees required to maintain the Employee’s status as a member in good standing with the appropriate professional bodies required to continue effective employment, and which were held by the Employee as of the effective date. The Company will reimburse reasonable costs incurred by the Employee to complete the minimum annual continuing professional development requirements required to maintain such status.

Zymeworks - Private & Confidential	Page 5 - 18

3.7    Vacation. The Employee will be eligible for twenty (20) days’ paid vacation per calendar year, earned pro rata at a rate of 1.667 days per completed month of service. In accordance with the Company’s human resources policies, new employees are not permitted to take vacation during the initial three-month probationary period, without the express permission of Management. Vacation time in excess of ten (10) days not taken during the year in which it is earned may not be carried forward into the subsequent year without the written pre-approval of Management. Unused vacation time not carried forward into the following year will be paid out at the end of the fiscal year. Upon termination, vacation not taken in the calendar year will be paid out according to the Employees’ annual salary rate prorated to the number of days’ vacation not taken.

3.8    Benefits. The Employee will continue to participate in all benefit plans generally available to Employees of the Company, subject to meeting applicable eligibility requirements of such plans.

3.9    Sick Leave. The Employee will be entitled to take up to ten (10) days paid sick leave per calendar year, earned pro rata at a rate of 0.83 days per completed month of service. Unused sick days will not be paid out or carried forward into the subsequent year.

ARTICLE 4 – TERM AND TERMINATION

4.1    Term. This Agreement will commence on the Effective Date and will terminate on the effective date of termination by either the Employee or the Company in accordance with Section 4.2 of this Agreement.

4.2    Termination.

(a)	Termination for Cause. The Company may terminate the employment of the Employee for cause at any time, without notice, damages or compensation of any kind.

(b)	Termination Without Cause. The Company may terminate the employment of the Employee without cause at any time by providing written notice or payment in lieu of notice to the Employee as follows:

(i)	twelve (12) months of notice or the equivalent of twelve (12) months of base salary and benefits continuation as at that date, or any combination thereof, if termination of employment occurs during the first three years of employment measured from the Start Date; and

(ii)	commencing in the fourth year of employment measured from the Start Date, an additional one (1) month of notice or the equivalent of one (1) month of base salary and benefits continuation as at that date, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen (18) months.

Zymeworks - Private & Confidential	Page 6 - 18

(c)	Resignation. The Employee may terminate his/her employment with the Company by giving prior written notice to Management of not less than thirty (30) days or such shorter period as the Employee and Management may agree. The Company may choose to waive all or part of the notice period and pay to the Employee the base salary to be earned during the balance of the notice period in full and adequate compensation to the Employee with respect to any claim relating to the Employee’s employment, and the Employee waives any right that he/she may have to claim further payment, compensation or damages from the Company.

(d)	Termination following Change of Control. Notwithstanding any other provision in this Agreement, if within twelve (12) months following a Change of Control of the Company (as defined below), the Employee’s employment is terminated by the Company without cause, the Employee shall receive as severance eighteen (18) months of base salary and benefits continuation as at that date, and full vesting acceleration of all unvested stock options or other equity grants made to the Employee as at that date. For all purposes of this Agreement, “Change of Control” means:

(i)	the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act, British Columbia, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert constitutes for the first time in the aggregate 40% of more of the outstanding common shares of the Company and such shareholding exceeds the collective shareholding of the current directors of the Company, excluding any directors acting in concert with the acquiring party; or

(ii)	the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent Board of the Company, or the election of a majority of Board members to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

(iii)	consummation of a sale of all or substantially all of the assets of the Company; or

(iv)	the consummation of a reorganization, plan of arrangement, merger, or other transaction which has substantially the same effect as to above.

Zymeworks - Private & Confidential	Page 7 - 18

Payment under section 4.2(d) herein will be in lieu of and not in addition payment under section 4.2(b).

4.3    Stock Options on Termination. Except as provided by section 4.2(d), the vesting and exercise of any stock options granted to the Employee in the event the Employee’s employment with the Company or this Agreement is terminated, for any reason, shall be governed by the terms of the Stock Option Plan and any applicable stock option agreement in effect between the Company and the Employee at the time of termination.

4.4    Benefits Continuation and No Mitigation. The Employee shall not be required to mitigate the amount of any payments provided for in this section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this section be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination, or otherwise. Notwithstanding the forgoing, the Employee is required to report to the Company if he/she obtains replacement benefits coverage through new employment during any period of benefits continuation contemplated by this Article 4 and benefits coverage by the Company will cease effective the date the Employee receives such new coverage and the Employee will not be entitled to any payment in respect of benefits coverage from the Company in respect of any notice period or severance payment contemplated in this Article 4.

4.5    No Additional Payments. Payment of severance, in accordance with 4.2(b) or 4.2(d) above, to the Employee by the Company will be full and adequate compensation to the Employee with respect to any claim relating to the Employee’s employment or termination or manner of termination of the Employee’s employment, and the Employee waives any right that he/she may have to claim further payment, compensation or damages from the Company.

4.6    Condition to Payment. Payment of any amount of severance under this Agreement in excess of any minimum required by the Employment Standards Act is conditional upon execution by the Employee of a release of all claims, satisfactory to the Company.

4.7    Survival. Upon a termination of this Agreement for any reason, the Employee will continue to be bound by the provisions of Article 4, Article 5, Article 6, Article 7 and Article 8.

ARTICLE 5 – CONFIDENTIALITY

5.1    Confidential Information.

(a)	Ownership of Confidential Information - The Employee acknowledges that the Confidential Information is and will be the sole and exclusive property of the Company. The Employee acknowledges that the Employee has not, and will not, acquire any right, title or interest in or to any of the Confidential Information.

Zymeworks - Private & Confidential	Page 8 - 18

(b)	Non Disclosure, Use and Reproduction of Confidential Information - The Employee will keep all the Confidential Information strictly confidential, and will not, either directly or indirectly, either during or subsequent to employment with the Company, disclose, allow access to, transmit, transfer, use or reproduce any of the Confidential Information in any manner except as required to perform the duties of the Employee for the Company and in accordance with all procedures established by the Company for the protection of the Confidential Information. Without limiting the foregoing, the Employee:

(i)	will ensure that all the Confidential Information and all copies thereof, are clearly marked, or otherwise identified as confidential to the Company and proprietary to the person or entity that first provided the Confidential Information, and are stored in a secure place while in the Employee’s possession, custody, charge or control;

(ii)	will not, either directly or indirectly, disclose, allow access to, transmit or transfer any of the Confidential Information to any person other than to an employee, officer, or director of the Company but only upon a “need to know” basis, without the prior written authorization of Management; and

(iii)	will not, except as required by the Employee’s position, use any of the Confidential Information to create, maintain or market any product or service which is competitive with any product or service produced, marketed, licensed, sold or otherwise dealt in by the Company, or assist any other person to do so.

(c)	Legally Required Disclosure - Notwithstanding the foregoing, to the extent the Employee is required by law to disclose any Confidential Information, the Employee will be permitted to do so, provided that notice of this requirement is delivered to the Company in a timely manner, so that the Company may contest such potential disclosure.

(d)	Return of Materials, Equipment and Confidential Information - Upon request by the Company, and in any event when the Employee leaves the employ of the Company, the Employee will immediately return to the Company all the Confidential Information and all other materials, computer programs, documents, memoranda, notes, papers, reports, lists, manuals, specifications, designs, devices, drawings, notebooks, correspondence, equipment, keys, pass cards, and property, and all copies thereof, in any medium, in the Employee’s possession, charge, control or custody, which are owned by, or relate in any way to the Business or affairs of the Company.

Zymeworks - Private & Confidential	Page 9 - 18

(e)	Exceptions - The non-disclosure obligations of Employee under this Agreement shall not apply to Confidential Information which the Employee can establish:

(i)	is, or becomes, readily available to the public other than through a breach of this Agreement;

(ii)	is disclosed, lawfully and not in breach of any contractual or other legal obligation, to Employee by a third party; or

(iii)	through written records, was known to Employee, prior to the date of first disclosure of the Confidential Information to Employee by the Company

5.2    Ownership of Developments

(a)	Acknowledgment of Company Ownership - The Employee acknowledges that the Company will be the exclusive owner of all the Developments made during the term of the Employee’s employment by the Company and to all intellectual property rights in and to such Developments. The Employee hereby assigns all right, title and interest in and to such Developments and their associated intellectual property rights throughout the world and universe to the Company, including without limitation, all trade secrets, patent rights, copyrights, mask works, industrial designs and any other intellectual property rights in and to each Development, effective at the time each is created. Further, the Employee irrevocably waives all moral rights the Employee may have in such Developments.

(b)	Excluded Developments - The Company acknowledges that it will not own any Excluded Developments.

(c)	Disclosure of Developments - To avoid any disputes over the ownership of Developments, the Employee will provide the Company with a general written description of any of the Developments the Employee believes the Company does not own because they are Excluded Developments. Thereafter, the Employee agrees to make full and prompt disclosure to the Company of all Developments, including, without limitation, Excluded Developments, made during the term of the Employee’s employment with the Company. The Company will hold any information it receives regarding Excluded Developments in confidence.

Zymeworks - Private & Confidential	Page 10 - 18

(d)	Further Acts - The Employee agrees to cooperate fully with the Company both during and after the Employee’s employment by the Company, with respect to (i) signing further documents and doing such acts and other things reasonably requested by the Company to confirm the Company’s ownership of the Developments other than Excluded Developments, the transfer of ownership of such Developments to the Company, and the waiver of the Employee’s moral rights therein, and (ii) obtaining or enforcing patent, copyright, trade secret or other protection for such Developments; provided that the Company pays all the Employee’s expenses in doing so, and reasonable compensation if such acts are required after the Employee leaves the employment by the Company.

(e)	Employee-owned Inventions - The Employee hereby covenants and agrees with the Company that unless the Company agrees in writing otherwise, the Employee will only use or incorporate any Excluded Development into a Development, if the Employee (i) owns all proprietary interest in such Excluded Development and (ii) grants to the Company, at no charge, a non-exclusive, irrevocable, perpetual, worldwide license to use, distribute, transmit, broadcast, sub-license, produce, reproduce, perform, publish, practice, make, and modify such Development.

(f)	Prior Employer Information - The Employee hereby covenants and agrees with the Company that during the Employee’s employment by the Company, the Employee will not improperly use or disclose any confidential or proprietary information of any former employer, partner, principal, co-venturer, customer, or independent contractor of the Employee and that the Employee will not bring onto the Company’s premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, the Employee will not violate any non-disclosure or proprietary rights agreement the Employee has signed with any person or entity prior to the Employee’s execution of this Agreement, or knowingly infringe the intellectual property rights of any third party while employed by the Company.

(g)	Protection of Computer Systems and Software - The Employee agrees to take all necessary precautions to protect the computer systems and software of the Company, including, without limitation, complying with the obligations set out in the Company’s policies.

Zymeworks - Private & Confidential	Page 11 - 18

ARTICLE 6 – RESTRICTIVE COVENANTS

6.1    Non-solicitation by the Employee. The Employee agrees that at any time, and from time to time, while employed by the Company and for a period of one (1) year thereafter the Employee will not, without the prior written consent of the Company, either:

(a)	solicit, influence, entice or induce, attempt to solicit, influence, entice or induce any person, firm or corporation whatsoever, who or which has at any time in the last two (2) years of the Employee’s employment with the Company or any predecessor of the Company, been a customer of the Company, any affiliated company, or of any of their respective predecessors, provided that this subsection shall not prohibit the Employee from soliciting business from any such customer if the business is in no way similar to the Business carried on by the Company, an affiliated company, any of their respective predecessors, subsidiaries or associates to cease its relationship with the Company or any affiliated company;

(b)	induce or attempt to influence, directly or indirectly, an employee of the Company to leave the employ of the Company; or

(c)	recruit, employ, or carry on Business with, directly or indirectly, an employee of the Company that has left the employ of the Company within the period of one (1) year preceding the time of such action.

6.2    Non-competition. The Employee agrees that while employed by the Company and for a period of one (1) year thereafter, the Employee will not, without the prior written consent of the Company, anywhere in Canada, the United States or any country within the European Union, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Employee’s name or any part thereof to be used or employed by any person managing, carrying on or engaged in a business which is in direct competition with the Business of the Company where the Employee would be providing professional services which relate to therapeutic antibody modeling, design, modification and commercialization for industrial and pharmaceutical applications.

6.3    Reasonableness of Non-competition and Non-solicitation Obligations. The Employee confirms that the obligations in Sections 6.1 and 6.2 are fair and reasonable given that, among other reasons:

(a)	the sustained contact the Employee will have with the clients of the Company will expose the Employee to the Confidential Information regarding the particular requirements of these clients and the Company’s unique methods of satisfying the needs of these clients, all of which the Employee agrees not to act upon to the detriment of the Company; and/or

(b)	the Employee will be performing important development work on the products or services owned, developed or marketed by the Company;

and the Employee agrees that the obligations in Sections 6.1 and 6.2, together with the Employee’s other obligations under this Agreement, are reasonably necessary for the protection of the Company’s proprietary interests and that given the Employee’s general knowledge and experience they would not prevent the Employee from being gainfully

Zymeworks - Private & Confidential	Page 12 - 18

employed if the employment relationship between the Employee and the Company were to end. The Employee further confirms that the geographic scope of the obligation in Section 6.2 is reasonable given the nature of the market for the products and business of the Company. The Employee also agrees that the obligations in Sections 6.1 and 6.2 are in addition to the confidentiality and non-disclosure obligations provided for in this Agreement and acknowledges that the Company would not have entered into this Agreement but for the protections provided to the Company by all of the aforementioned obligations.

6.4    Conflict of Interest. The Employee recognizes that the Employee is employed by the Company in a position of responsibility and trust and agrees that during the Employee’s employment with the Company, the Employee will not engage in any activity or otherwise put the Employee in a position which conflicts with the Company’s interests. Without limiting this general statement, the Employee agrees that during the Employee’s employment with the Company, the Employee will not knowingly lend money to, guarantee the debts or obligations of or permit the name of the Employee or any part thereof to be used or employed by any corporation or firm which directly or indirectly is engaged in or concerned with or interested in any Business in competition with the Business of the Company unless the Employee receives prior written authorization from the Company.

6.5    Acknowledgments. The Employee acknowledges that as of the date of this Agreement:

(a)	a breach of this Agreement would cause the Company irreparable harm and as a result the Employee consents to the issuance of an injunction or other appropriate remedy required to enforce the covenants contained herein; and

(b)	in the event it is necessary for the Company to retain legal counsel to enforce any of the terms and conditions of this Agreement pursuant to section 7.1 herein, the Employee agrees to pay the Company’s actual legal fees, court costs and other related expenses so long as the Company prevails in substantial and material part.

ARTICLE 7 – ENFORCEMENT

7.1    Application to the British Columbia Supreme Court or the Federal Court of Canada. In the event of a breach or threatened breach by the Employee of any of the provisions of Article 5 or Article 6, the Company will be entitled to injunctive relief restraining the Employee from breaching such provisions, as set forth in this Agreement. Nothing in this Agreement precludes the Company from obtaining, protecting or enforcing its intellectual property rights, or enforcing the Employee’s fiduciary, non-competition, non-solicitation, confidentiality or any other post-employment obligations in a court of competent jurisdiction, or from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from the Employee.

Zymeworks - Private & Confidential	Page 13 - 18

7.2    Severability and Limitation. All agreements and covenants contained herein are severable and, in the event any of them will be held to be invalid by any competent court, this Agreement will be interpreted as if such invalid agreements or covenants were not contained herein. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective that it must be modified to limit its duration or scope, the parties hereto will consider such agreement or covenant to be amended or modified with respect to duration and scope so as to comply with the orders of any such court or other legally constituted authority or to be enforceable under the laws of the Province of British Columbia, and as to all other portions of such agreement or covenants they will remain in full force and effect as originally written.

ARTICLE 8 –ARBITRATION

8.1    Except as permitted by section 7.1, all disputes arising out of or in connection with this Agreement or in respect of any legal relationship associated with or derived from this Agreement, will be finally resolved by arbitration under the Arbitration Rules of the ADR Institute of Canada, Inc. The seat of Arbitration will be Vancouver, British Columbia, Canada. The language of the arbitration will be English.

ARTICLE 9– GENERAL

9.1    Notices. Any notices to be given hereunder by either party to the other party may be effected in writing, either by personal delivery or by mail if sent certified, postage prepaid, with return receipt requested. Mailed notices will be addressed to the parties at the address set out on the first page of this Agreement, or as otherwise specified from time to time. Notice will be effective upon delivery.

9.2    Independent Legal Advice. The Employee specifically confirms that he/she has been advised to retain his/her own independent legal advice prior to entering into this Agreement.

9.3    Construction. The parties acknowledge that each party and its respective counsel have had the opportunity to independently review and negotiate the terms and conditions of this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be construed against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

9.4    Assignment. The Employee cannot assign his/her interest in this Agreement.

9.5    Benefit of Agreement. This Agreement will ensure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

9.6    Entire Agreement and Release. The Appendices to this Agreement, together with the terms and conditions contained within this Agreement constitute the entire agreement

Zymeworks - Private & Confidential	Page 14 - 18

between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior employment agreements, amendments thereto, understandings and arrangements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. In consideration of the Company entering into this Agreement and conferring additional compensation and benefits to the Employee, the Employee hereby remises, releases and forever discharges the Company from any and all claims, liability, actions or causes of actions arising or which may arise now or hereafter in connection with any claim by the Employee in respect of any prior written or oral employment contracts or arrangements between the Employee and the Company that pre-date the Effective Date of this Agreement.

9.7    Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

9.8    Governing Law. This Agreement will be governed by and construed, enforced and interpreted exclusively in accordance with the laws of the Province of British Columbia and the applicable laws of Canada therein.

Zymeworks - Private & Confidential	Page 15 - 18

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ZYMEWORKS, INC.

By:	/s/ Ali Tehrani
Ali Tehrani, President & Chief Executive Officer

SIGNED, SEALED AND DELIVERED	WITNESSED by:
by Employee:

/s/ John Babcook	/s/ Wajida Leclerc
Signature	Signature

Jan. 23, 2017 Date	Wajida Leclerc Print Name

38-19th Avenue East Address

VP, Human Resources Occupation

Zymeworks - Private & Confidential	Page 16 - 18

APPENDIX A

POLICIES AND PROCEDURES MANUAL

The “Policies and Procedures Manual”, “Information Technology Systems and Security Policy” and other valuable information are available on the Zymeworks intranet at:

https://wiki.zymeworks.com/display/ZG/Policies+and+Procedures+Manual

https://wiki.zymeworks.com/display/ZG/Information+Technology+Systems+and+Security+Policies

Zymeworks - Private & Confidential	Page 17 - 18

APPENDIX B

EMPLOYEE STOCK OPTION AGREEMENT

Available upon request from Human Resources.

Zymeworks - Private & Confidential	Page 18 - 18